Exhibit 10.17

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2017, by and among Acushnet Company, a Delaware corporation (the “Employer”), Acushnet Holdings Corp. (the “Company” and, together with its direct and indirect subsidiaries, “Acushnet”) and David E. Maher (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires that Executive serve as its President and Chief Effective Officer; and

WHEREAS, Executive desires to serve as President and Chief Executive Officer of the Company, on the terms and subject to the conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1. Employment Term.  Executive shall be employed by the Employer on the terms and conditions set forth in this Agreement for a period commencing on January 1, 2018 (the “Effective Date”) and continuing for a period of three (3) years (the “Initial Term”) and then automatically renewing for additional periods of one (1) year (the “Renewal Terms”), unless either party provides written notice of non-renewal at least ninety days prior to the end of such Initial Term or Renewal Term to the other party or until terminated pursuant to Section 5 of this Agreement (Executive’s actual period of employment with the Company, the “Employment Term”).  For the avoidance of doubt, if Executive’s employment with Acushnet terminates for any reason prior to the Effective Date, this Agreement shall be void ab initio and Executive shall have no rights or entitlements hereunder.

2. Position and Duties.

(a) During the Employment Term, Executive shall be employed by the Employer and serve as President and Chief Executive Officer of the Company.  Executive shall report directly to the Company’s board of directors (the “Board”), and shall have such duties, authorities and responsibilities commensurate with such title and as the Board may designate from time to time.

(b) During the Employment Term, Executive will devote Executive’s full working time, attention, knowledge and skill faithfully and to the best of his ability, to the duties and responsibilities so assigned by the Company in furtherance of the business affairs and activities of Acushnet, and will not render commercial or professional services to any person or entity or otherwise engage in any other business, profession or occupation, for compensation or otherwise, without the prior written consent of the Board;  provided that nothing herein shall preclude Executive from (i) managing his personal and/or family investments and/or (ii) subject to prior approval of the Board, which shall be granted in the Board’s sole discretion, engaging in charitable and civic activities, including accepting appointment to serve on any board of directors or trustees of any charitable organization; provided,  however, that any such activities do not conflict or interfere with the performance of Executive’s duties hereunder or violate Section 6 of this Agreement.

3. Compensation.

(a) Base Salary.  During the Employment Term, Executive shall receive a base salary at the annual rate of $750,000, payable in regular installments in accordance with the Employer’s regular payment practices (prorated for any partial years). Executive’s Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased, from time to time.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b) Annual Bonus.  During the Employment Term, Executive shall be eligible to participate in the Company’s annual bonus plan, subject to the terms and conditions thereof (the “Annual Bonus”).  Executive’s target annual bonus will equal 100% of the Base Salary (the “Target Bonus”).  The actual amount of the Annual Bonus, if any, will be determined by the Compensation Committee, in its sole discretion, based on criteria established for Executive by the Compensation Committee.  Executive’s Annual Bonus shall generally only be paid if Executive remains continuously employed with the Employer through the applicable payment date (except as set forth in Section 5 of this Agreement).  The Annual Bonus, if any, shall be paid to Executive no later than two and one-half (2.5) months after the end of the applicable fiscal year.

(c) Long-Term Incentives. Subject to the approval of the Compensation Committee and continued employment with the Employer as of the Effective Date, Executive shall be granted an award of Restricted Stock Units (“RSUs”) of Acushnet with a grant date fair value of $3,000,000, subject to the terms and conditions of the Acushnet Holdings Corp. 2015 Omnibus Incentive Plan (the “Plan”) and the applicable award agreement, which shall vest as to one-third (1/3) of such grant on each of the first three anniversaries of the Effective Date, subject to the terms and conditions set forth in the Plan and the applicable award agreement.

(d) Stock Ownership Requirement. During the Employment Term, Executive shall be subject to Acushnet’s stock ownership policy, as may be in effect from time to time.
4. Employee Benefits/Vacation.

(a) Employee Benefits.  During the Employment Term, in addition to the compensation and benefits set forth in Section 3, Executive shall be eligible to participate in the Acushnet employee benefit plans as in effect from time to time (such other employee benefit plans, collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other executive officers of the Company. For the avoidance of doubt, nothing in this Section 4(a) shall be construed to terminate Executive’s participation in any Employee Benefits in which Executive participates as of the Effective Date, other than the Acushnet Executive Severance Plan. If Executive continues to be employed by the Company following the termination of this Agreement, then Executive shall be entitled to participate in the severance plan generally applicable to the Company’s senior management.

(b) Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Employer in accordance with Employer policies; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Employer within 90 days following the date such expenses are incurred.

(c) Vacation. During the Employment Term, Executive shall be entitled to paid vacation in accordance the Acushnet vacation policy.
5. Termination of Employment.

(a) Termination.  The Employment Term and Executive’s employment hereunder may be terminated by the Employer and the Executive at any time and for any reason; provided that Executive will be required to give the Employer at least ninety (90) days advance written notice of any termination of Executive’s employment by Executive without Good Reason (the “Notice Period”); provided,  further, that in the event of termination of employment by Executive without Good Reason, the Employer may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason.  The provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Employer and its affiliates and shall replace and supersede any other severance benefits payable upon a Qualifying Termination, including any such amounts payable under any Other Severance Arrangements.

(b) Payments on Qualifying Termination; Death/Disability.

(i) Qualifying Termination Not in Connection with a Change in Control.  If the Executive undergoes a Qualifying Termination other than within twelve (12) months following a Change in Control, in addition to any Accrued Obligations and subject to the Executive’s (i) execution, delivery to the Company, and non-revocation of the release agreement substantially in the form attached as Exhibit A (provided that the parties shall work together in good faith to update such release agreement at the time of a Qualifying Termination or termination due to death or Disability to reflect any applicable changes in law or otherwise agreed modifications) (the “Release Agreement”), as contemplated in Section 5(e) below and (ii) continued compliance with any written policies of Acushnet in effect as of the termination date or provided to Executive following the termination date and the provisions set forth in Section 6 of this Agreement (and any similar provision applicable to Executive under a written agreement between Executive and the Company or its affiliates from time to time), the Executive shall receive an amount equal to the sum of (w) one and one-half times (1.5X) the Base Salary, (x) the Target Bonus, (y) any earned but unpaid Annual Bonus for the prior year, and (z) a pro-rata Target Bonus based on actual service time during the calendar year in which such Qualifying Termination occurs, such amount to be paid in one cash lump sum as soon as practicable after such Qualifying Termination and, in no event, later than 60 days after the date of such Qualifying Termination.  Following Executive’s termination of employment due to a Qualifying Termination other than within twelve (12) months following a Change in Control, except as set forth in this Section 5(b)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Qualifying Termination in Connection with a Change in Control.  If the Executive undergoes a Qualifying Termination within twelve (12) months following a Change in Control, in addition to any Accrued Obligations and subject to the Executive’s (i) execution, delivery to the Company, and non-revocation of the Release Agreement, as contemplated by Section 5(e) below and (ii) continued compliance with any written policies of Acushnet in effect as of the termination date or provided to Executive following the termination date and the provisions set forth in Section 6 of this Agreement (and any similar provision applicable to Executive under a written agreement between Executive and the Company or its affiliates from time to time), the Executive shall receive, an amount equal to the sum of (w) two times (2X) the Base Salary, (x) two times (2X) the Target Bonus, (y) any earned but unpaid Annual Bonus for the prior year, and (z) a pro-rata Target Bonus based on actual service time during the calendar year in which such Qualifying Termination occurs, such amount to be paid in one cash lump sum as soon as practicable after such Qualifying Termination and, in no event, later than 60 days after the date of such Qualifying Termination.  In addition, any outstanding grants of equity interests in the Company which have not yet vested will vest in full as of such Qualifying Termination.  Following Executive’s termination of employment due to a Qualifying Termination in connection with a Change in Control, except as set forth in this Section 5(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii) Death/Disability.  If the Executive’s employment is terminated by the Company as a result of the Executive’s death or Disability (as defined in the Plan or any successor equity incentive plan in effect at the time of a termination), in addition to any Accrued Obligations and subject to the Executive’s (or Executive’s estate’s, as applicable) (i) execution, delivery to the Company, and non-revocation of the Release Agreement and (ii) continued compliance with any written policies of Acushnet in effect as of the termination date or provided to Executive following the termination date and the provisions set forth in Section 6 of this Agreement (and any similar provision applicable to Executive under a written agreement between Executive and the Company or its affiliates from time to time), the Executive shall receive an amount equal to the sum of (x) any earned but unpaid Annual Bonus for the prior year and (y) a pro-rata Target Bonus based on actual service time during the calendar year in which such termination occurs, such amount to be paid in one cash lump sum as soon as practicable after such termination and, in no event, later than 60 days after the date of such termination.

(c) Other Termination Events.  If the Executive’s employment terminates for any reason other than pursuant to a Qualifying Termination, the Executive shall not be entitled to the payment of any severance or other benefits pursuant to this Agreement or Other Severance Arrangements other than the Accrued Obligations.

(d) Definitions.

(i) “Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of a termination of employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of Acushnet, and (iii) any benefits provided under the employee benefit plans and programs of Acushnet (excluding any Other Severance Arrangements) in connection with a termination of employment, in each case, in accordance with the terms contained therein, including, without limitation, payment of accrued but unused vacation days through the date of a termination of employment in accordance with the Acushnet vacation policy.

(ii) “Cause” means the Executive’s (i) willful neglect in the performance of the Executive’s duties for Acushnet or willful failure or refusal to perform such duties, (ii) willful misconduct in connection with the Executive’s service as the Company’s President and Chief Executive Officer, (iii) conviction of, or plea of guilty or no contest to, (x) any felony or (y) a misdemeanor involving moral turpitude, (iv) theft, misappropriation or embezzlement of property of Acushnet or act of fraud, (v) material breach of Executive’s fiduciary duties to, or any material written policies of, Acushnet (including, without limitation, Acushnet’s code of ethics, sexual harassment policy, insider trading policy, and policies regarding protection of confidential information and misappropriation of intellectual property) or (vi) material breach of this Agreement; provided, that to the extent any of the events described in clauses (i), (ii), (v) or (vi) above are capable of being cured, such event shall constitute Cause only if the Executive fails to cure such event within 15 days after receipt from the Employer of written notice of the event which constitutes Cause.

(iii) “Change in Control” shall have the meaning set forth in the Plan or any successor equity incentive plan in effect at the time of a Change in Control.

(iv)  “Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(v)  “Good Reason” means, without the Executive’s consent, (i) a material diminution in the Executive’s authority, reporting relationships or duties, (ii) a material reduction in Base Salary or Target Bonus, or (iii) the relocation of the principal place of the Executive’s employment that would make it unreasonably difficult for Executive to maintain the principal residence that Executive had immediately prior to such requirement;  provided, that any of the events described in clauses (i) through (iii) above shall constitute Good Reason only if the Employer fails to cure such event within 30 days after receipt from the Executive of written notice of the event which constitutes Good Reason; and provided further, that the Executive shall cease to have a right to terminate due to any Good Reason event on the 90th day following the later of the occurrence of the event or the Executive’s knowledge thereof, unless the Executive has given the Employer written notice thereof prior to such date.

(vi)  “Other Severance Arrangements” means any plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by any the Company or any of its affiliates and/or entered into by any representative of the Company or any of its affiliates that might otherwise provide severance benefits upon a Qualifying Termination including, without limitation, the Acushnet Executive Severance Plan.

(vii) “Qualifying Termination” means the Executive’s termination of employment by the Company without Cause (including as a result of the Company’s non-renewal of the Employment Term) or by the Executive with Good Reason.

(e) Release Agreement.  Notwithstanding any provision herein to the contrary, the payment of any amount pursuant to Section 5(b) above (other than the Accrued Obligations) shall be conditioned upon the Executive’s execution, delivery to the Employer, and non-revocation of the Release Agreement (and the expiration of any revocation period contained in such Release Agreement) within 60 days following the date of a Qualifying Termination.  If the Executive fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60 day period, or timely revokes his acceptance of such release following its execution, the Executive shall not be entitled to payment of any severance or other benefits under this Agreement. Further, to the extent that any of the payments hereunder are determined to constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Qualifying Termination, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to the Executive according to the applicable schedule set forth herein.

(f) Board/Committee and Officer Resignations.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, (i) from the board of directors (and any committees thereof) of the Company and any of its subsidiaries or affiliates on which Executive is a member and (ii) as an officer of the Company and any of its subsidiaries or affiliates.  The Executive agrees to sign all necessary documentation and to take any and all other necessary measures to effectuate any such resignation requested by the Company.

6. Covenants and Agreements.    In addition to any obligations the Executive may have with respect to any covenant to or written policy of Acushnet in effect on the date of the Executive’s termination of employment, the Executive agrees to the following:

(a) Confidential Information.  The Executive acknowledges that, during the course of the Executive’s employment, the Executive has had and will have access to information about Acushnet and that the Executive’s employment with the Employer and service as the Company’s President and Chief Executive Officer has brought and shall bring the Executive into close contact with confidential and proprietary information of Acushnet.  In recognition of the foregoing, the Executive agrees, at all times during the term of the Executive’s employment with the Employer and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of Acushnet, or to disclose to any person, firm, corporation or other entity, without written authorization of the Company, any Confidential Information that the Executive obtains or creates.  The Executive further agree not to make copies of such Confidential Information except as authorized by the Company.  For purposes of this Agreement, “Confidential Information” means confidential or proprietary information that Acushnet has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of Acushnet and that is not publicly known.  Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of Acushnet, or to Acushnet’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding Acushnet’s products or services and markets, customer lists, forecasts, customers, business opportunities, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other confidential business information.  Confidential Information may be in any medium or form, including without limitation, physical documents, computer files or discs, videotapes, audiotapes or oral communications.  Notwithstanding the foregoing, the Executive may disclose Confidential Information to the extent such disclosure is required by law or regulation or by any court, regulatory authority or self-regulatory organization having jurisdiction over the Executive; provided, that prior to making any disclosure required by law, regulation, court, regulatory authority or self-regulatory organization, the Executive will notify the Company of such disclosure. The term Confidential Information shall not include information which (i) is in the public domain other than as a result of a disclosure by the Executive or the Executive’s representatives or (ii) is lawfully disclosed to the Executive by a third-party without restriction on disclosure.

Nothing in this  Agreement or the Release Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a  complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such  communications and disclosures are  consistent with applicable law. The Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any  federal or state trade secret law for the disclosure of a trade secret that is made (x) in  confidence to a federal, state, or local  government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a  lawsuit or other proceeding, if such  filing is made under seal.  The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. For purposes of this Agreement and the Release Agreement, each of the foregoing communications or disclosures is a “Protected Disclosure.” The Executive does not need to  give prior notice to (or get  authorization from) the Company regarding any Protected Disclosure. Except as otherwise provided in this paragraph or under applicable law, notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of Acushnet, or

Acushnet’s trade secrets, without prior written consent of the Company’s Chief Legal Officer or other officer designated by the Company.

(b) Noncompetition, Nonsolicitation and Nondisparagement.

(i) Noncompetition.  The Executive acknowledges that in the course of his employment he will become familiar, and during his employment with the Employer prior to the date of this Agreement he has become familiar, with Confidential Information that would unfairly and inappropriately assist in competition against Acushnet, that his services are of special, unique and extraordinary value to Acushnet and that the Executive’s performance of such services to a competing business will result in irreparable harm to Acushnet.  Therefore, the Executive agrees that, during his employment by the Employer and for twenty-four (24) months following the Executive’s termination of employment for any reason (the “Noncompete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, assist, render services for, or in any manner engage in any business competing with, or otherwise substantially similar to, any of the existing or future businesses of Acushnet as such businesses exist or are actively in process on the date of the Executive’s termination of employment (or which existed during the two year period prior to the date of termination) in any country in which Acushnet conducts business.  For purposes of this Section 6(b)(i), “actively in process” means an activity that Acushnet has been planning to engage in prior to the Executive’s termination of employment.  The restrictions described in this Section 6(b)(i) shall not apply to the Executive’s purchase of stock not to exceed 5% of the outstanding shares of capital stock or any corporation whose securities are listed on any national securities exchange.

(ii) Nonsolicitation.  During the Noncompete Period, the Executive shall not directly or indirectly through another entity (x) induce or attempt to induce any employee of Acushnet to leave the employ of Acushnet, or in any way interfere with the relationship between Acushnet and any employee thereof, (y) offer employment to, hire or retain any person who was an employee of Acushnet at any time during the six-month period prior to the Executive’s termination of employment, or (z) induce or attempt to induce any customer, supplier, licensee or other business relation of Acushnet to cease doing business with Acushnet, or take or attempt to take any action that adversely impacts the relationship between Acushnet and any customer, supplier, licensee or business relation of Acushnet.

(iii) Nondisparagement.  During any period of employment and the Noncompete Period, the Executive agrees not to make disparaging or defamatory comments in any respect regarding Acushnet, its products or services, or otherwise disparage Acushnet or its officers, directors, or employees, other than in the good faith performance of the Executive’s duties to Acushnet during the Executive’s employment with the Employer.  Following termination of Executive’s employment, the Board shall instruct the Company’s officers not to make disparaging or defamatory comments regarding any aspect of Executive’s relationship with Acushnet or the events that precipitated Executive’s termination of employment.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(c) Return of Acushnet Property.  At the time of termination of the Executive’s employment for any reason, the Executive will deliver to the Company (and will not keep in the Executive’s possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by the Executive pursuant to the Executive’s employment or otherwise belonging to Acushnet.

(d) Cooperation.  The Executive agrees that, following any termination of the Executive’s employment, the Executive will continue to provide reasonable cooperation to Acushnet and its counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Executive’s employment in which the Executive was involved or of which the Executive has knowledge.  As a condition of such cooperation, the Employer shall reimburse the Executive for reasonable out-of-pocket expenses incurred at the request of Acushnet with respect to the Executive’s compliance with this paragraph.  The Executive also agrees that, in the event  the Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to the Executive’s service with Acushnet, the Executive will give prompt notice of such request to the Company and will make no disclosure until the Company or its affiliate has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

(e) Reasonableness of Restrictions.  The Executive acknowledges and recognizes the highly competitive nature of Acushnet’s business, that access to Confidential Information renders the Executive special and unique within Acushnet’s industry, and that the Executive has developed and will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, employees, consultants, contractors, investors, and strategic partners of Acushnet during the course of and as a result of the Executive’s employment.  In light of the foregoing, the Executive recognizes and acknowledges that the restrictions and limitations set forth in this Section 6 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of Acushnet.  The Executive further acknowledges that the restrictions and limitations set forth in this Section 6 will not materially interfere with the Executive’s ability to earn a living following the termination of the Executive’s employment and that the Executive’s ability to earn a livelihood without violating such restrictions is a material condition to the Executive’s employment with the Employer.

(f) Injunctive Relief.  The Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Section 6 may result in substantial, continuing, and irreparable injury to Acushnet.  Therefore, the Executive hereby agrees that, in addition to any other remedy that may be available to Acushnet, any of the Company or its affiliates shall be entitled to seek injunctive relief, specific performance, monetary damages (e.g., disgorgement of profits or recoupment or forfeiture of any payments or benefits provided under Section 5 of this Agreement) or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Section 6 without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, the Executive acknowledges and agrees that the Noncompete Period shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which the Company or any of its affiliates seeks to enforce such covenants against the Executive if it is ultimately determined that the Executive was in breach of such covenants.

(g) Enforcement.  If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope and geographical area reasonable under such circumstances shall be substituted for the stated period, scope and area and that the court shall be allowed to reduce the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

7. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

8. Set Off; Mitigation.

The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by the Executive to the Company or its affiliates.  The Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of the Executive’s other employment or otherwise.

9. Limitation of Certain Payments.

In the event that any payments and/or benefits due to the Executive under this Agreement and/or any other arrangements are determined by us to constitute “excess parachute payments” as defined under Section 280G of the Code, any such payments or benefits shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of the Exeuctive’s “base amount” (as defined under Section 280G of the Code).  Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 9 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits) is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which the Executive would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments).  For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applciable, is (A) cash payments; (B) other non-cash forms of benefits; and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits (that is, (i)(A), (i)(B) or (i)(C) above), (x) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are, and (y) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.

10. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a) If the Executive is a “specified employee” (as determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i)) at the time of a Qualifying Termination, any payments that constitute nonqualified deferred compensation shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(2)(B)(i) of the Code, and such amount shall be distributed to the Executive on the earlier of (i) the first business day following the expiration of the six-month period measured from the date of termination, (ii) the date of the Executive’s death, or (iii) such earlier date as is permitted under Section 409A and the Treasury Regulations thereunder.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

11. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

12. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

13. Governing Law; Waiver of Jury Trial; Venue.

THIS AGREEMENT (INCLUDING THE RELEASE AGREEMENT TO THE EXTENT EXECUTED) IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREUNDER.  EACH PARTY TO THIS AGREEMENT (INCLUDING THE RELEASE AGREEMENT TO THE EXTENT EXECUTED) ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.  ALL CLAIMS AND DISPUTES CONCERNING THIS AGREEMENT (INCLUDING THE RELEASE AGREEMENT TO THE EXTENT EXECUTED) MUST BE FILED AND ADJUDICATED IN STATE OR FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS, AND SUCH COURTS SHALL BE THE SOLE AND EXCLUSIVE VENUE FOR THE ADJUDICATION OF ALL DISPUTES AND CLAIMS.

14. Assignability.

This Agreement is personal to the parties and may not be assigned by either of the parties without the prior written consent of the other party hereto.

15. Counterparts.

This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16. Notices.
(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by the Executive to the Company or the Employer shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company or the Employer to the Executive may be given to the Executive personally or may be mailed to the Executive at the Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery.  Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

17. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

18. Employment At-Will.  Employment with the Employer is “at-will,” meaning that either Executive or the Employer may terminate such employment at any time and for any reason, with or without Cause (subject to the terms of this Agreement).  The provisions of Sections 6 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment.

19. Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

20. No Conflicts.  Executive represents and warrants that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or his obligations hereunder, or that would otherwise prevent, limit or impair his performance of services for Acushnet.

21. Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ACUSHNET COMPANY

__/s/ Dennis D. Doherty________
By:  Dennis D. Doherty
Title:  EVP HR

ACUSHNET HOLDINGS CORP.

__/s/ Dennis D. Doherty________
By:  Dennis D. Doherty
Title:  EVP HR

EXECUTIVE

__/s/ David E. Maher_________
David E. Maher

EXHIBIT A

RELEASE OF CLAIMS

As used in this release agreement (the “Release of Claims”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in my employment agreement dated December 18, 2017,  entered into with Acushnet Holdings Corp. (the “Company”) and Acushnet Company (the “Employment Agreement”),  to which this Release of Claims is attached as an Exhibit.

For and in consideration of the consideration provided in Section 5(b) of the Employment Agreement (collectively, the “Consideration”) and other good and valuable consideration, I, for and on behalf of myself and my heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company and its subsidiaries and affiliates (collectively, the “Company Group”), together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees and agents (collectively, and with the Company Group, the “Company Parties”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company Group, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any purported restriction on an employer’s right to terminate the employment of employees.  I intend this Release of Claims to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive..

By executing this Release of Claims, I specifically release all claims relating to my service and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

I acknowledge and agree that by virtue of the foregoing, I have waived any relief available to me (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Release of Claims.  Therefore I agree that I will not accept any award or settlement from the Company Group (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release of Claims.

Notwithstanding the foregoing, nothing in this Release of Claims shall be a waiver of: (i) my rights with respect to the Consideration, (ii) my rights to vested benefits under any employee benefit plan of the Company Group, (iii) my right to make Protected Disclosures, as defined in Section 6(b) of the Employment Agreement, or to collect a whistleblower award from any Governmental Entity arising from or in connection with any Protected Disclosure; and (iv) any claims that cannot be waived by law including, without limitation, any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Release of Claims.

I expressly acknowledge and agree that I:

•	Am able to read the language, and understand the meaning and effect, of this Release of Claims;
•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release of Claims or its terms, and that I am not acting under the influence of any medication, drug or chemical of any type in entering into this Release of Claims;

•

Am specifically agreeing to the terms of the release contained in this Release of Claims because the Company has agreed to pay me the Consideration, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release of Claims;

•	Acknowledge that but for my execution of this Release of Claims, I would not be entitled to the defined Consideration;
•	Understand that, by entering into this Release of Claims, I do not waive rights or claims under ADEA that may arise after the date I execute this Release of Claims;
•

Had or could have until [DATE] (the “Review Period”), in which to review and consider this Release of Claims, and that if I execute this Release of Claims prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Was advised to consult with my attorney regarding the terms and effect of this Release of Claims; and
•	Have signed this Release of Claims knowingly and voluntarily.

Notwithstanding anything contained herein to the contrary, this Release of Claims will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release of Claims by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its

Chief Human Resources Officer.  To be effective, such revocation must be received by the Company on or prior to the seventh (7th) calendar day following the execution of this Release of Claims.  Provided that the Release of Claims is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release of Claims is executed shall be its effective date (the “Release Effective Date”).  I acknowledge and agree that if I revoke this Release of Claims during the Revocation Period, this Release of Claims will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Consideration.

The provisions of this Release of Claims shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns.  If any provision of this Release of Claims shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release of Claims.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.

____________________________
David E. Maher

Dated: _______________________